 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Protagenic Therapeutics, Inc. on Amendment No. 2 to Form S-1 (File No. 333-213671) of our report dated July 12, 2016, with respect to our audit of the consolidated financial statements of Protagenic Therapeutics, Inc. as of December 31, 2015 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

January 27, 2017